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                    [FINOVA CAPITAL CORPORATION LETTERHEAD]

                                                     April 24, 1995

Winston Resources, Inc.
535 Fifth Avenue
New York, N.Y. 10017-3663

Gentlemen:

Notwithstanding anything to the contrary in the Security Agreements-Accounts Receivable dated April 16, 1992 between FINOVA Capital Corporation formerly Ambassador Factors Division Fleet Factors Corp. and Winston Resources, Inc., ("Contract") we hereby agree to the following effective May 1, 1995:

   1. The base interest rate as stated in paragraph 6 of the Security Agreement-Accounts Receivable (A/R Agreement) shall be decreased to 3 1/4% per annum over the Citibank, N.A. prime rate ("Prime"). In the event that your average outstanding balance is over $1,500,000 for two consecutive months, the base interest rate shall be decreased to 2 3/4% over prime. In the event the average loan balance is less than $1,500,000 for two consecutive months than the base interest rate shall be increased to 3 1/4%. These rates will remain in effect as long as Winston Resources, Inc. continues to show earnings on a quarterly basis. In the event that there is an operating loss the interest rate will be increased to 4% per annum over the Prime rate effective the first month following the quarterly loss. The working days allowed to permit bank clearance and collections pursuant to paragraph 6 of the A/R Agreement shall be reduced to three (3) working days.

   2.  The Contract shall be extended until April 6, 1997.

   3. The Line of Credit is increased up to $2,500,000 in accordance with and pursuant to the terms of the Security Agreements.

All other terms and conditions contained in the Contract as originally written shall remain in full force and effect.

This amendment supersedes and replaces all prior amendments except for paragraph 2 of the Amendment letter dated 5/13/94 and the Amendment letter dated 12/14/93 to the "A/R Agreement" which shall continue to be in effect.

Please sign a copy of this letter to indicate your agreement to the above and retain a copy for your records.

                                       Very truly yours,
PC:af
                                       /s/ Philip Cotumaccio

                                       FINOVA Capital Corporation
AGREED and ACCEPTED:                   Philip Cotumaccio
                                       Vice President
By: /s/ Seymour Kugler
   --------------------------
        President